                             SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
                                      1934
                                (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Part other than the Registrant [  ]

Check the appropriate box:

[  ]   Preliminary Proxy Statement

[ X]   Definitive Proxy Statement

[  ] Definitive Additional Materials

[  ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               ELJER INDUSTRIES, INC.
                 (Name of Registrant as Specified in Its Charter)

                                ELJER INDUSTRIES, INC.
                     (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each part to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:/1/

         (4) Proposed maximum aggregate value of transaction:
- ----------
/1/Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration No.:

         (3)      Filing Party:

         (4)      Date Filed:

17120 Dallas Parkway
Dallas, Texas  75248
Tel: (214) 407-2600

[COMPANY LOGO]


                            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  To Be Held On June 20, 1995


                                                                   Dallas, Texas
                                                                     May 5, 1995

To the Shareholders of ELJER INDUSTRIES, INC.:

      Notice is hereby given that the annual meeting of shareholders of Eljer Industries, Inc., a Delaware corporation (the "Company"), will be held at The Addison Conference & Theatre Centre at 15650 Addison Road, Addison, Texas, on Tuesday, June 20, 1995, at 8:00 a.m., local time, for the following purposes:

      1.    To elect three directors to serve for a term of three years;

      2. To ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company;
            and

      3. To transact any other business which may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on April 28, 1995 are entitled to notice of and to vote at the annual meeting or any adjournment thereof. A complete list of such shareholders will be available for examination at the offices of the Company in Dallas, Texas, during normal business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during 1994 and financial statements for the fiscal year ended January 1, 1995 are contained in the Company's 1994 Annual Report. The Annual Report, which has previously been delivered to shareholders, does not form any part of the material for solicitation of proxies.

                                       By Order of the Board of Directors


                                                George W. Hanthorn
                                           Vice President - General Counsel
                                                  and Secretary

                               [MAP OF MEETING LOCATION]

o     Place of Annual Meeting

         The Addison Conference & Theatre Centre is located at 15650 Addison Road, Addison, Texas, approximately 18 miles northeast of Dallas/Ft. Worth International Airport.

         Shareholders attending the meeting who will be using LBJ Freeway (I-635) should exit north onto the Dallas North Tollway, travel north to the Beltline Road exit. Turn west (left) on Beltline to Addison Road, turn north (right) on Addison Road. The Addison Conference & Theatre Centre is located on the right.

                                               17120 Dallas Parkway
                                                Dallas, Texas 75248
                                                Tel: (214) 407-2600

[COMPANY LOGO]


                PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD ON JUNE 20, 1995

      This proxy statement is furnished to shareholders of Eljer Industries, Inc. (the "Company") in connection with the solicitation by the Board of Directors of the Company of proxies for use at the annual meeting of shareholders to be held at the time and place and for the purposes set forth in the accompanying notice. The approximate date of mailing of this proxy statement and the accompanying proxy is May 5, 1995.

      The Company will bear the cost of soliciting proxies. In addition to solicitations by mail, certain officers, directors or employees of the Company or its subsidiaries may solicit proxies in person or by mail, telephone, facsimile telecommunication or telegraph without special compensation for their services. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the Company's common stock, par value $1.00 per share ("Common Stock") held of record by such brokerage firms and other custodians, nominees and fiduciaries and the Company will reimburse such firms and persons for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies at a fee of $3,500 plus certain expenses.

      Proxy Cards. The enclosed proxy card serves to appoint proxies for record holders of Common Stock of the Company. Shares represented by a proxy in such form, duly executed and returned to the Company and not revoked, will be voted at the meeting in accordance with the directions given. IF NO INSTRUCTIONS ARE INDICATED, THE PROXY WILL BE VOTED FOR ELECTION OF THE DIRECTORS NAMED IN THE PROXY AND FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving written or oral notice of such revocation to the Secretary of the Company.

      Voting Procedures and Tabulation. The Company will appoint two inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their ability. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

      The inspectors will tabulate (i) the number of votes cast for or withheld as to the vote on each nominee for director and (ii) the number of votes cast for, against or abstaining, as well as the number of broker abstentions and non-votes, as to the ratification of the appointment of independent auditors. The treatment and effect of abstentions and broker non-votes under Delaware law and the Company's Certificate of Incorporation and By-laws are described below. An abstention or broker non-vote with respect to the election of directors will have no effect on the outcome of the voting on such matter, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote. An abstention with respect to the proposal on ratification of the appointment of auditors will effectively count as a vote against the proposal. The shares represented by a broker non-vote (or other limited proxy) as to such proposal will be counted toward the meeting quorum but will not be entitled to be voted on the proposal at the meeting and therefore will not be considered a part of the voting power present with respect thereto. This will have the effect of reducing the number of shares required to be voted in favor of the proposal in order to approve it.

      YOUR VOTE IS IMPORTANT TO THE COMPANY. EVEN IF YOU EXPECT TO ATTEND THE 1995 ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. COMPLETING THE ENCLOSED PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU DO ATTEND THE MEETING.


                                  VOTING SECURITIES

      The only voting security of the Company outstanding is its Common Stock. Only holders of record of Common Stock at the close of business on April 28, 1995, the record date for the meeting, are entitled to notice of and to vote at the meeting. On the record date for the meeting, there were 7,129,626 shares of Common Stock outstanding and entitled to be voted at the meeting. A majority of such shares, present in person or represented by proxy, is necessary to constitute a quorum. Each share of Common Stock is entitled to one vote.


                                ELECTION OF DIRECTORS

      The Company's by-laws provide that the directors are to be divided into three classes with respect to the time for which they hold office. At each annual meeting of shareholders of the Company, successors of the class whose term of office expires in that year are to be elected for a three-year term or until their successors have been duly elected and qualified. The terms of three directors, Scott G. Arbuckle, Walter C. Minnick and Paul E. Price, will expire at the 1995 Annual Meeting. Messrs. Arbuckle, Minnick and Price have each been nominated for re-election. If re-elected, Messrs. Arbuckle, Minnick and Price will each serve until the 1998 annual meeting of shareholders of the Company or until his successor has been duly elected and qualified.

      The Company's by-laws establish certain procedures for shareholder nominations of candidates for directors. Those procedures are set forth below in the section entitled "Notice Provisions for Shareholder Proposals and Shareholder Nominations of Directors."

      The parties named in the enclosed proxy intend to vote the shares represented thereby FOR the election of Messrs. Arbuckle, Minnick and Price unless the proxy is marked otherwise. Messrs. Arbuckle, Minnick and Price have each agreed to serve as a director if elected and the Company has no reason to believe that a nominee will be unable to serve. In the event a nominee becomes unwilling or unable to serve, however, the persons named in the enclosed proxy will vote such proxy for such other person as the Board of Directors may nominate for director.

      Set forth below is information regarding each of the directors and the nominees for director of the Company. Directors in each class are elected at the annual meeting of shareholders held in the year in which the term for such class expires and will serve thereafter for three years.

                          Class Whose Term Expires In 1995


Scott G. Arbuckle,
age 63, director since February 1990 .........   Mr. Arbuckle has served as President and Chief Executive
                                                 Officer of the Company since February 1990.  Mr. Arbuckle
                                                 previously served as Executive Vice President of the
                                                 Company and President of the HVAC Group from April 1989
                                                 to February 1990.  From 1982 to 1989, Mr. Arbuckle served
                                                 as an Executive Vice President of Household Manufacturing,
                                                 Inc., a wholly-owned subsidiary of Household International,
                                                 Inc.

Walter C. Minnick,
age 52, director since April 1993 ............   Mr. Minnick served until February 1995 as President and
                                                 Chief Operating Officer, Chief Executive Officer and a director of TJ International Inc., a manufacturer and distributor of specialty building products.  From 1974 to 1979, Mr. Minnick was employed by TJ International in various other capacities, including Corporate Secretary, National Manufacturing
                                                 Manager and Vice President, Division Operations.  He is also a director of MacMillan Bloedel, Ltd.

Paul E. Price,
age 60, director since February 1993 ............Mr. Price served in various capacities with The Quaker Oats
                                                 Company from 1972 until his retirement in June 1991 and
                                                 most recently, served as its Senior Vice-President, Finance and Chief Financial Officer from 1988 until his retirement.  He also served as President of the Fisher Price Toys division during 1990 and in 1987 and 1988 as Executive Vice-
                                                 President of the International Grocery Products division of
                                                 Quaker Oats.  Mr. Price is also a director of DeSoto, Inc. and
                                                 Xytronyx, Inc.

                                         Class Whose Term Expires In 1996

Frank J. Morgan,
age 69, director since April 1989 ...............Mr. Morgan has served as Chairman of the Board of the
                                                 Company since December 1990.  Mr. Morgan served as
                                                 President and Chief Operating Officer of The Quaker Oats
                                                 Company, an international marketer of foods, pet foods and toys, from 1983 to 1990.  Prior thereto, he held various
                                                 positions with Quaker Oats since 1964.  He is also a director of The Molson Companies Limited.




                                      -3-




John H. Deininger,
age 63, director since April 1989................Mr. Deininger is currently involved as a consultant and investor.  He served as President, Chief Executive Officer and a director of Union City Body Co., L.P., a manufacturer of custom delivery van bodies from October 1993 to October
                                                 1994.  He has also served as Senior Advisor for Mancuso &
                                                 Co., an investment banking firm, from 1990 to present.  He served as Executive Vice President of Illinois Tool Works,
                                                 Inc., a manufacturer of industrial products and components from 1986 through 1990.  Mr. Deininger is also a director of
                                                 Joslyn Corp.

                                         Class Whose Term Expires In 1997

C. A. Rundell, Jr.,
age 63, director since October 1992..............Mr. Rundell serves as a consultant to and/or as a member of the boards of directors of a number of companies.  His
                                                 business is conducted under the name Rundell Enterprises,
                                                 a sole proprietorship.  Mr. Rundell is also a director of
                                                 Bollinger Industries, Inc., Inter-Regional Financial Group, Inc.,
                                                 NCI Building Systems, Inc., Redman Industries, Inc., Tandy
                                                 Brands Accessories, Inc. and Tyler Corporation.

Board Meetings and Committees

      During 1994, the Board of Directors of the Company held 7 meetings and twice took action by unanimous written consent in lieu of a meeting. Each of the directors of the Company attended at least 75 percent of the aggregate total number of meetings of the Board of Directors and meetings of any committee of the Board on which that director served and which took place subsequent to his election as a director. The Board of Directors has standing Audit, Compensation and Executive Committees. It does not have a standing Nominating Committee.

      The Audit Committee reviews the scope and results of the audit by the Company's independent auditors, makes recommendations to the Board as to the selection of independent auditors and has approval authority with respect to services provided by the independent auditors. In addition, it reviews systems of internal control, reviews accounting policies and procedures and directs and supervises investigations into matters within the scope of its duties. The members of this committee are Messrs. Deininger (chairperson), Morgan, Rundell, Minnick and Price. The Audit Committee met 2 times in 1994.

      The Compensation Committee reviews the cash compensation of management personnel and takes action on all salary changes for certain management personnel. In addition, it administers all aspects of the various management stock incentive plans and awards stock-based compensation to executive officers and employees of the Company. The members of this committee are Messrs. Minnick (chairperson), Morgan, Deininger, Rundell and Price. The Compensation Committee met 3 times in 1994.

      The Executive Committee has, and may exercise, when the Board of Directors is not in session, the powers of the Board of Directors in the management of the business and affairs of the Company. The Executive Committee does not have the power to change the membership or fill vacancies in the Board of Directors or in the Executive Committee. The members of the Committee are Messrs. Morgan (Chairperson), Rundell and Arbuckle. The Executive Committee met 2 times in 1994.

Directors' Fees and Compensation

      Directors who are not employees of the Company or any of its subsidiaries receive for their services a retainer fee of $16,000 per annum payable in cash or in shares of the Company's Common Stock and a fee of $800 in cash for each Board or committee meeting attended. In addition, each chairperson of a committee of the Board who is not an employee of the Company or any subsidiary receives for his services as chairperson a retainer fee of $2,000 per annum payable in cash or in shares of the Company's Common Stock. If a director elects to receive the retainer fee in shares of Common Stock, the Company transfers shares of treasury stock to the directors in payment of such fees at the time of, or shortly after, the first meeting of the Board of Directors following the annual meeting of shareholders of the Company based on the market value of the Company's Common Stock at that time. Cash payments, if elected, are also made at that time. Non-employee directors who are elected to the Board between annual shareholder meeting dates are entitled to receive a pro rata portion of the retainer fees for their services based on the number of days from the date of their election until the next annual meeting of shareholders. Directors who are employees of the Company or any subsidiary do not receive any fees for Board or committee service. The Company reimburses all directors for travel, lodging and related expenses they may incur in attending Board and Committee meetings.

      In 1992, the Company adopted a retirement plan for directors of the Company who are not employees of the Company or any of its subsidiaries. Under the plan, an eligible director who has three or more years of credited service as a director is entitled to receive upon his or her retirement from the Board of Directors an annual payment in cash equal to the amount of the per annum director retainer fee in effect for the year in which he or she retired. The annual retirement entitlement is payable for a period of years equal to the number of years he or she served as a Board member but not to exceed 10 years.

      Frank J. Morgan, a director of the Company since April 1989, became Chairman of the Board and an employee of the Company in December 1990. In 1992, Mr. Morgan received cash compensation of $200,000 for his services as Chairman and participated in the Executive Incentive Compensation Program and the Long-Term Executive Incentive Compensation Plan. In 1993, the Board of Directors restructured the Chairman's office from that of a salaried executive officer position to one occupied by an independent non-employee director. Mr. Morgan has continued to serve as Chairman of the Board as a non-employee director and is compensated, effective January 1, 1993, at the rate of $100,000 annually for his services. Mr. Morgan also receives the retainer fee and cash payments for meetings as a non-employee director of the Company. As a non-employee director, Mr. Morgan participates in the retirement plan for directors of the Company.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the outstanding shares of Common Stock.

                                                    Common Stock
                                                 Beneficially Owned
                                                 ------------------
 Name and Address of                               Number     Percent
  Beneficial Owner                               of Shares   of Class(1)
- ----------------------                           ----------  -----------
 Gabelli Funds, Inc .....................        776,800(2)      10.9%
   655 Third Avenue
   New York, New York  10017

 James P. Lennane .......................        641,100(3)      9.0%
   4820 Bayshore Drive
   Suite D
   Naples, Florida  33962

 FMR Corp ...............................        577,000(4)      8.1%
   82 Devonshire Street
   Boston, Massachusetts  02109

- -------------
(1) As of April 28, 1995, there were outstanding 7,129,626 shares of Common Stock, the only class of voting stock of the Company outstanding.

(2) The number of shares is based on information contained in a Schedule 13D, as amended through Amendment No. 12 thereto, filed with the SEC by Gabelli Funds, Inc. and certain of its affiliates, which reflects their beneficial ownership of shares of Common Stock as of February 15, 1995. According to the filing, Gabelli Funds and such affiliates reported that they may be deemed to have sole voting power with respect to 741,800 shares and sole dispositive power over 776,800 shares.

(3) The number of shares is based on information contained in a Schedule 13D, as amended through Amendment No. 4 thereto, filed with the SEC by James P. Lennane, Bette M. Byouk and Susan Kahl Lennane which reflects their beneficial ownership of shares of Common Stock as of March 23, 1995. According to the filing, Mr. Lennane reported that he may be deemed to have sole voting and dispositive power over 637,100 shares and Ms. Byouk and Ms. Lennane each reported that they may be deemed to have sole voting and dispositive power over 2,000 shares each.

(4) The number of shares is based on information contained in a Schedule 13G, filed with the SEC by FMR Corp. which reflects their beneficial ownership of shares of Common Stock as of December 31, 1994. According to the filing, FMR Corp. reported that it may be deemed to have sole dispositive power but no voting power, over 577,000 shares.

                        SECURITY OWNERSHIP OF MANAGEMENT


      The following table sets forth as of April 18, 1995 the beneficial ownership of Common Stock (the only equity security of the Company) by each director of the Company, each named executive officer listed in the Summary Compensation Table appearing in this Proxy Statement and all directors and executive officers as a group.

                                                               Common Stock
                                                            Beneficially Owned
                                                         ------------------------
                                                           Number       Percent
                                                          of Shares   of Class(1)
                                                         -----------  ------------
 Directors

 Scott G. Arbuckle ................................      136,920(2)        1.7%
 John H. Deininger ................................       21,553(1)         *
 Walter C. Minnick ................................        6,048(1)         *
 Frank J. Morgan ..................................       31,292(3)         *
 Paul E. Price ....................................        2,804(1)         *
 C. A. Rundell, Jr ................................        8,469(1)         *

 Named Executive Officers (excluding
   any director named above) and Group

 James A. Harris ..................................       39,845(4)         *
 Henry W. Lehnerer ................................       14,659(5)         *
 James F. Thomason ................................       38,561(6)         *
 Charles R. Wackenhuth ............................       42,822(7)         *
 All directors and executive
   officers as a group (12 persons) ...............      371,196(8)        5.2%

- ------------
* Beneficial ownership represents less than one percent of the outstanding Common Stock.

(1) The beneficial owner has sole voting and investment power with respect to all shares listed.

(2) Includes 106,046 shares Mr. Arbuckle currently has the right to acquire pursuant to stock options; 8,624 shares held for the account of Mr.
      Arbuckle under the Eljer Tax Reduction Investment Plan ("TRIP"), with respect to which Mr. Arbuckle has sole voting power and dispositive power, subject to the terms of the TRIP; 16,600 shares held jointly by Mr. Arbuckle and his wife with respect to which they share voting and dispositive power; and 5,650 shares with respect to which Mr. Arbuckle has sole voting and dispositive power.

(3) Includes 760 shares held for the account of Mr. Morgan under the TRIP, with respect to which Mr. Morgan has sole voting power and dispositive power, subject to the terms of the TRIP; and 30,532 shares held with respect to which he has sole voting and dispositive power.

(4) Includes 27,725 shares Mr. Harris currently has the right to acquire pursuant to stock options; 1,970 shares held for the account of Mr. Harris under the TRIP with respect to which Mr. Harris has sole voting power and dispositive power, subject to the terms of the TRIP; 150 shares with respect to which Mr. Harris has sole voting and dispositive power; and 10,000 shares of restricted stock, with respect to which Mr. Harris has sole voting power, but no dispositive power. The restricted period for 5,000 shares of the restricted stock, which were granted in 1993, terminates on February 16, 1996 and the restricted period for the remaining restricted shares, which were granted in 1994, terminates on February 15, 1997.

(5) Includes 11,250 shares Mr. Lehnerer currently has the right to acquire pursuant to stock options; 409 shares held for the account of Mr. Lehnerer under TRIP with respect to which Mr. Lehnerer has sole voting power and dispositive power, subject to the terms of the TRIP; and 3,000 shares held jointly by Mr. Lehnerer and his wife with respect to which they share voting and dispositive power.

(6) Includes 31,300 shares Mr. Thomason currently has the right to acquire pursuant to stock options and 2,266 shares held for the account of Mr. Thomason under the TRIP, with respect to which Mr. Thomason has sole voting power and dispositive power, subject to the terms of the TRIP; 3,695 shares with respect to which Mr. Thomason has sole voting and dispositive power; and 1,300 shares held by Mr. Thomason's wife with respect to which she has sole voting and dispositive power.

(7) Includes 32,496 shares Mr. Wackenhuth currently has the right to acquire pursuant to stock options; 6,006 shares held for the account of Mr. Wackenhuth under the TRIP with respect to which Mr. Wackenhuth has sole voting power and dispositive power, subject to the terms of the TRIP; 3,200 shares held jointly by Mr. Wackenhuth and his wife with respect to which they share voting and dispositive power; and 1,120 shares held by Mr. Wackenhuth's wife with respect to which she has sole voting and dispositive power.

(8) Includes 225,117 shares with respect to which executive officers and directors have the right to acquire pursuant to exercisable stock options; 21,958 shares held for the account of such persons under the TRIP; and 20,000 shares of restricted stock.

                             EXECUTIVE COMPENSATION

      The Company's executive compensation program is administered by the Compensation Committee. The Board designates the members and the Chairman of the committee. At the present time, the Compensation Committee consists of all of the directors who are not employees of the Company. The Compensation Committee establishes the general compensation policies of the Company, establishes the compensation plans and specific compensation levels for executive officers and administers the Company's Executive Incentive Compensation Program, 1991 Long-Term Performance Plan and the Long-Term Executive Incentive Compensation Plan and awards stock-based compensation to executive officers and employees of the Company.

      The  following  is a  report  submitted  by  members  of the  Compensation
Committee addressing the Company's compensation policy as it related to the executive officers for fiscal 1994. The report and the information herein under "Executive Compensation - Performance Graph" shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules, except for the required disclosure herein, or to the liabilities established under Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act") and such information shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act.

                      REPORT OF THE COMPENSATION COMMITTEE


To the Shareholders of Eljer Industries, Inc.:

      As members of the Compensation Committee of the Board of Directors (the "Committee") it is our responsibility to review and set compensation levels of the executive officers of the Company, evaluate the performance of management and consider management succession and related matters.

      The Committee retains the services of Hewitt Associates LLC, a compensation and benefits consulting firm ("Hewitt Associates"), to provide information to the Committee to assist it in connection with the performance of its duties. Hewitt Associates provides advice to the Committee with respect to the compensation of executive officers of the Company. The Committee takes into account the performance of the Company and how compensation paid by the Company compares to compensation paid by a comparator group of companies. Members of the Committee also review various compensation surveys provided during the year by Hewitt Associates. In 1994, these surveys included a report of 110 middle market manufacturing and service companies, and the market data of general industry companies of similar size. Salaries for the executives are reviewed by the Committee on an annual basis and may be increased at that time on the basis of salary increase guidelines established each year by the Company, the individual performance, and changes in pay levels at the comparator companies and in industry in general. This group is referenced for establishing all components of pay. The Committee believes that this group is the most representative comparator group of companies for establishing competitive levels of executive pay. Competitors chosen for comparison purposes in the compensation area generally are not the same companies which comprise the peer group index in the performance graph included in this Proxy Statement. The Committee believes that the Company's most direct competitors for executive talent are not necessarily those companies that would be included in the peer group established for comparing shareholder returns.

      In establishing executive compensation, the Committee neither bases its decisions entirely on quantitative relative weights of various factors, nor does it follow a mathematical formula. Rather, the Committee exercises discretion and makes judgments after considering all factors that are deemed relevant, including the achievement of certain objective targets set by the Committee relating to the Company's financial performance. In establishing each component of pay, the Committee considers the entire pay package.

      Executive compensation policies are designed to use executive pay as incentive to promote the Company's overall business strategies, values and management initiatives. The policies are intended to (i) attract and retain those kinds of executives who are considered essential to the long-term success of the Company through the salaried administration program; (ii) support a performance-based environment that rewards achievement of established Company goals and corporate performance through the payment of cash awards annually; and
(iii) reward executives for long-term strategic management and the enhancement of shareholder value through stock-based and long-term incentive awards. The total compensation program emphasizes variable compensation opportunities over time and encourages long-term stock ownership. In addition, the Committee has attempted to preserve the deductibility to the Company of compensation paid to executive officers, but has not yet adopted a formal policy in response to recent changes in federal tax laws regarding the deductibility of compensation. For 1994, no executive's pay reached the nondeductibility limit and therefore, the Committee has chosen to further consider its response in coming years.

      For 1994, as in years past, the Company's executive compensation program consisted of three elements of a total compensation program: base salary, annual incentive bonus and stock-based, long-term incentive compensation. This approach emphasizes the management of total compensation rather than the administration of separate components of pay. In its compensation decisions with respect to 1994, the Committee took particular note of the management skills, abilities and dedication needed in order for the Company to continue to make progress in resolving financial, legal and operating difficulties facing the Company. The Committee attempts to structure executive compensation packages so that the compensation paid to the Company's executive officers, both individually and collectively, will rank in the median range of the compensation reported by the comparator companies, and actual pay in 1994 fell within this range.

Base Salaries

      In establishing the base salaries for executive officers, the Committee considers the individual executive's level of responsibility. That responsibility is compared to compensation surveys provided in large part by Hewitt Associates. The Committee feels that a larger portion of executive compensation opportunity should consist of performance-based incentives. Consequently, the Company's salaries continue to rank in the low to mid-point range of base salaries reported by comparator companies for the year 1994.

      On February 15, 1994, the salary of Scott G. Arbuckle, the Company's chief executive officer ("CEO"), was raised, by the Committee, from $350,000 to $371,000 -- an increase of approximately 6%. In fixing the CEO's salary, the Committee took into account the Company's continued financial and operational progress and determined that a merit base salary increase was in order. The Committee based the amount of the increase partly on industry averages for pay increases for chief executive officers, which indicated a median percentage pay increase of 4-1/2% to 5-1/2% per annum.

Annual Incentives

      Bonuses  awarded under the  Executive  Compensation  Program  consist of a discretionary portion and a non-discretionary portion that is based on the achievement of objectives established each year by the Committee. Bonus opportunities are established to approximate median practices among the comparator companies. Under the annual incentive plans, financial targets are set at levels approved by the Board of Directors and include specific accounting measures of success. In February 1994, the Committee established 1994 performance goals for the Company's executive officers. The Committee determined that 30% of each officer's bonus would be based on whether an earnings per share target was met; 30% on whether a return on net assets target was met; 20% on whether a net operating income (excluding unusual items) target was met; and, 20% would be discretionary with consideration given to the achievement of certain individual performance objectives established for each officer. This discretionary portion of annual earned awards was based on discretionary factors that reflected differences in individual contributions to the Company's success for the year.

      In February 1995, the Committee met, reviewed the continued improved operating performance of the Company in fiscal 1994, but determined that the earnings per share target established by the Committee under the bonus program had not been met due to a $21.9 million unusual charge recorded by the Company's indirect, wholly-owned subsidiary, United States Brass Corporation ("U.S. Brass"). The unusual charge resulted from the uncertainties related to the availability of insurance coverage for polybutylene systems litigation and the ultimate outcome of the U.S. Brass bankruptcy proceeding. Partial awards were given for achievement toward return on net assets and net operating income objectives. The Committee also reviewed the CEO's and the other executive officers' success in meeting individual performance objectives. Based on its evaluation of all factors, the Committee concluded that the CEO and other executive officers achieved improvements in long-term financial performance and continued to position the Company for stability and future growth, and awarded commensurate bonuses. The bonus payments either met or slightly exceeded target levels because the operating performance of the Company, and the executives' performance, exceeded target performance levels. The Committee believes that the bonuses paid to the CEO and other executives for services in 1994, as a percentage of base salary, are in keeping with the improvements made to operations.

Long-Term Incentives

      Long-term incentives provide a significant portion of total compensation for executives and encourage long-term stock ownership. Stock-based awards under the Long-Term Executive Incentive Compensation Plan strengthen the ability of the Company to attract, motivate and retain capable executives and more closely align the interests of management with those of shareholders. Long-term awards granted in 1993 under this plan consisted of non-qualified stock options and restricted stock. Unlike cash, the value of stock options, and to a lesser extent restricted stock, will not be immediately realized by the executive. Stock options are granted with exercise prices equal to the prevailing market value of the underlying stock on the date of grant, and will only have value if the Company's stock price increases, resulting in a commensurate benefit for the Company's shareholders. Options granted in 1994 vest in equal amounts over four years and executives must be employed by the Company or an affiliate at the time of vesting in order to exercise the options. Restricted stock is subject to a restricted period during which the stock will be forfeited if the executive's employment is terminated and during which the stock cannot be transferred. The restricted period for awards granted is three years. Restricted stock awards are made to enhance the retention of key executives. In establishing relative levels of stock options and restricted stock grants the Committee references marketplace practices in this regard.

      The Committee considers the grant of stock-based compensation to executive officers and key managers on an annual basis. The amount of stock-based compensation awarded is based upon the position held by an executive, his expected contribution to the Company's future growth and profitability and his current equity holdings. In granting stock-based compensation, the Committee considers awards reflected in compensation surveys and attempts to base awards at the mid-level indicated by the practices among the comparator companies. The Committee did not reprice any options in 1994, and has not considered it necessary to establish target stock ownership levels for its executive officers.

      In accordance with the foregoing guidelines, the CEO was granted options to purchase 35,000 shares of Common Stock in 1994. The Committee believes that top executives are best motivated by the opportunity for equity ownership and that fact, coupled with practices at the comparator companies, suggested these shares as an appropriate size of the option grant to the CEO.

      No awards previously granted under the Company's 1991 Long-Term Performance Plan were earned during the three-year performance period ended March 31, 1993 because performance targets were not achieved. In 1993, the Committee established new long-term incentive awards under the Company's 1991 Long-Term Performance Plan for the performance period ending December 31, 1995, and established the cumulative earnings per share targets relating to those awards.

Summary

      The Committee believes that executive compensation levels during fiscal 1994 adequately reflect the Company's compensation goals and policies.

                             Compensation Committee

                             Walter C. Minnick, Chairman
                             Frank J. Morgan
                             John H. Deininger
                             C.A. Rundell, Jr.
                             Paul E. Price

Compensation Summary

         The following table sets forth certain summary information concerning the compensation awarded to, earned by, or paid to the CEO and the other four most highly compensated executive officers of the Company whose combined salary and bonus for 1994 exceeded $100,000 (collectively, the "named executive officers") for the years indicated.

                           SUMMARY COMPENSATION TABLE

                                                                 Long Term Compensation
                                                            -----------------------------------
                              Annual Compensation                    Awards           Payouts
                          --------------------------------- -----------------------  ----------
                                                   Other
                                                   Annual   Restricted   Securities
    Name and                                       Compen-    Stock      Underlying     LTIP       All Other
    Principal                          Bonus($)    sation($)  Award      Options/       Payouts      Compen-
    Position         Year  Salary($)    (2)          (3)     ($)(4)      SARs (#)       ($)       sation($)(5)
- ------------------   ----  ---------  -------     ---------- ---------   ----------     -------   ------------
Scott G. Arbuckle,   1994   371,000   194,775       35,115      --        35,000         --        153,963(6)
President and CEO    1993   350,000   250,000       41,970      --        50,000         --        392,216(6)
                     1992   325,000   130,000       12,056      --        35,000         --        442,745(6)
James F              1994   189,740    79,691       15,522      --        15,000         --          8,914
Thomason, V. P       1993   179,000   107,400       15,149      --         8,000         --          7,512
Manufacturing        1992   170,000    71,400       11,843      --         9,000         --          5,426
Henry W. Lehnerer    1994   179,350    71,740       12,790      --        15,000         --          7,288
V.P. Finance &       1993   112,134    63,580        7,895      --        15,000         --           --
CFO(1)               1992      --        --           --        --          --           --           --
James A. Harris,     1994   144,095    60,520       13,629    44,688      15,000         --          6,578
V.P. Sales/Marke-    1993   125,300    75,180       13,359    38,438       8,000         --          5,049
ting                 1992   118,200    43,000       12,447      --         8,500         --          3,998
Charles R            1994   125,633    50,253       13,646      --        15,000         --         35,302(6)
Wackenhuth, V.P      1993   119,650    62,220       13,273      --         8,000         --          4,998
Human Resources      1992   113,950    46,947       13,026      --         8,500         --          3,902
Edward W. Fordyce,   1994   116,157    54,950(7)    12,790      --        15,000(8)      --        144,378(9)
Jr., Former V.P      1993   131,460    65,730       12,500      --         8,000(8)      --            329
General  Counsel     1992    75,175    30,070        7,380      --          --           --           --

- ----------------
(1)   Mr. Lehnerer became an employee of the Company in May 1993.

(2) Annual bonus amounts are earned and accrued during the fiscal years indicated and paid in the following year.

(3) Amounts consist of automobile allowances made by the Company and also include tax planning services for the executives.

(4) As of January 1, 1995, the only shares of restricted stock outstanding that were granted to the named executive officers were the 5,000 shares granted in 1993 and the 5,000 shares granted in 1994 to James A. Harris. The aggregate value of these shares of restricted stock is based on the closing sales price of the Company's Common Stock on the date of the grant. The restricted period with respect to such shares will terminate on February 16, 1996 for those granted in 1993, and February 15, 1997, for those granted in 1994.

      During these periods that Mr. Harris holds the restricted stock, he is entitled to receive dividends, if any, thereon at the same time and rate as holders of Common Stock.

(5) Except as noted in footnotes 6 and 9 below, these amounts represent matching contributions by the Company to the TRIP on behalf of the named individuals.

(6) With respect to Mr. Arbuckle, these amounts include lump sum retirement payments of $135,333 in 1994, $377,816 in 1993 and $430,574 in 1992 earned pursuant to pension benefits accrued under the Eljer Supplemental Benefit Plan. The payments reflect benefits as of December 31, 1994, December 31, 1993 and December 31, 1991, respectively, a significant amount of which Mr. Arbuckle earned prior to becoming President and Chief Executive Officer of the Company. With respect to Mr. Wackenhuth, this amount includes a lump sum retirement payment of $29,666 earned pursuant to pension benefits accrued as of December 31, 1994, under the Eljer Supplemental Benefit Plan.

(7) This amount represents the par bonus amount payable to Mr. Fordyce as part of his severance agreement with the Company.

(8) The 15,000 stock options awarded Mr. Fordyce in 1994 as well as 6,000 of the stock options awarded in 1993 were forfeited at his October 6, 1994, termination date. The remaining 2,000 stock options awarded in 1993, which were vested but unexercised in 1994, were forfeited on January 6, 1995, three months after his termination date.

(9) On October 6, 1994, Mr. Fordyce terminated his employment with the Company. In accordance with his severance agreement, he will receive continued base pay through October 5, 1995, at his pay rate at the time of his termination and payment for certain benefits totaling $138,063. Certain other benefits will also continue through October 5, 1995.

Option/SAR Grants

      The following table sets forth certain information with respect to options to purchase Common Stock granted during the year ended January 1, 1995 to each of the named executive officers.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                         Potential
                                                                                    Realizable Value at
                                                                                       Assumed Annual
                                                                                          Rates of
                                                                                        Stock Price
                                                                                        Appreciation
                               Individual Grants                                     for Option Term(1)
- -----------------------------------------------------------------------------     ------------------------
                        Number of      % of Total
                        Securities       Options/
                        Underlying         SARs
                        Options/        Granted to       Exercise
                        SARs             Employees        Price
                        Granted          in Fiscal         Per     Expiration
Name                    (#)(2)             Year           Share       Date          5%(3)         10%(4)
- ---------------------   ----------   -----------------   --------  ----------     --------       --------
Scott G. Arbuckle         35,000            25.0%        $ 7.69      2/16/04      $169,210       $428,815
James F. Thomason         15,000            10.7%        $ 7.69      2/16/04      $ 72,518       $183,778
Henry W. Lehnerer         15,000            10.7%        $ 7.69      2/16/04      $ 72,518       $183,778
James A. Harris           15,000            10.7%        $ 7.69      2/16/04      $ 72,518       $183,778
Charles R. Wackenhuth     15,000            10.7%        $ 7.69      2/16/04      $ 72,518       $183,778

- ----------
(1) The values shown are based on the indicated assumed annual rates of appreciation compounded annually. Actual gains realized, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the values shown in this table will be achieved.

(2)  Options granted in 1994 did not include stock appreciation rights ("SARs").

(3)  Represents an assumed market price per share of Common Stock of $12.52.

(4)  Represents an assumed market price per share of Common Stock of $19.94.

Option/SAR Exercises

      The following table sets forth certain information with respect to the exercise of options to purchase Common Stock and SARs during the year ended January 1, 1995, and the unexercised options held and the value thereof at that date, by each of the named executive officers.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAREND OPTION/SAR VALUES

                                                           Number of Securities               Value of
                                                           Underlying Unexercised            Unexercised
                                                             Options/SARs at                In-the-Money
                                                              Fiscal Yearend               Options/SARs at
                                                                   (#)                    Fiscal Yearend($)
                                                      ----------------------------   -----------------------------
                          Shares
                         Acquired
                        on Exercise       Value
       Name                 (#)        Realized($)    Exercisable    Unexercisable   Exercisable     Unexercisable
- ----------------------  -----------    -----------    -----------    -------------   -----------     -------------
Scott G. Arbuckle           -0-             -0-          71,796         94,250            -0-             -0-

James F. Thomason           -0-             -0-          20,800         28,000            -0-             -0-

Henry W. Lehnerer           -0-             -0-           3,750         26,250            -0-             -0-

James A. Harris             -0-             -0-          18,100         27,000            -0-             -0-

Charles R. Wackenhuth       -0-             -0-          22,871         27,000            -0-             -0-

- -----------

Long-Term Incentive Plan Awards

      No awards previously granted under the Company's 1991 Long-Term Performance Plan were earned during the three-year performance period ended March 31, 1993 because performance targets were not achieved. No long-term incentive awards were paid during 1994.

Defined Benefit Plans

      The following table illustrates the amount of annual pension benefits on a straight-life annuity basis for eligible employees retiring at age 65 in the specified remuneration and years-of-service classifications under the Retirement Plan, the Excess Plan and Supplemental Plan discussed below. Offsets for Social Security payments and other offsets provided for in the plans are reflected in this table.

                               PENSION PLAN TABLE

                       Years of Service at Retirement
             ----------------------------------------------------
Remuneration    15         20         25         30         35
- ------------ --------   --------   --------   --------   --------
$  150,000   $ 30,802   $ 41,069   $ 51,337   $ 61,604   $ 71,871
   200,000     42,052     56,069     70,087     84,104     98,121
   300,000     64,552     86,069    107,587    129,104    150,621
   400,000     87,052    116,069    145,087    174,104    203,121
   500,000    109,552    146,069    182,587    219,104    255,621
   750,000    165,802    221,069    276,337    331,604    386,871
 1,500,000    334,552    446,069    557,587    669,104    780,621

       The Retirement Plan for Salaried Employees of Eljer Manufacturing, Inc. (the "Retirement Plan") is a noncontributory, defined benefit plan for certain of its salaried employees. The amount of a participant's pension benefits depends primarily on years of employment, age at retirement and average annual compensation (salary plus bonus, whether paid in cash or stock) for the five successive highest-paid employment years out of the employee's last 10 years of employment. Participants become fully vested in their accrued pension benefits after five years of service.

      The Company maintains two non-qualified, unfunded benefit plans (the "Excess Plan" and the "Supplemental Plan") pursuant to which benefits of certain participants under the Retirement Plan and the TRIP are supplemented to account for limitations imposed on benefits under these plans by the Internal Revenue Code of 1986, as amended (the "Code"). Benefits under the Excess Plan are determined by reference to an employee's benefits under the Retirement Plan and benefits under the Supplemental Plan are determined by reference to an employee's benefits under the Retirement Plan and TRIP calculated in each case without regard to the contribution and benefit limitations contained in the Code. Generally, benefits under the Excess Plan and the Retirement Plan related portion of the Supplemental Plan are payable at the time and in the form benefits are payable to an employee under the Retirement Plan and benefits under the TRIP related portion of the Supplemental Plan are payable in a single sum payment following an employee's termination of employment with the Company or its participating subsidiaries, death or disability. The Board has authorized the Eljer Pension Committee to administer the Excess Plan and the Retirement Plan portion of the Supplemental Plan and the TRIP Administrative and Investment Committee to administer the TRIP related portion of the Supplemental Plan; provided that the Board determines in each case the methods by which benefits are accumulated and distributed (such as the timing and form of benefit payments) under the Excess Plan and the Supplemental Plan.

      For purposes of determining the benefits under the Retirement Plan, the Excess Plan and the Supplemental Plan for the named executive officers, credited years of service and the amount of covered compensation (salary plus bonuses paid in cash or stock) for 1994 are as follows: Mr Arbuckle, 31 years and $621,000; Mr. Thomason, four years and $297,139; Mr. Lehnerer, two years and $242,930; Mr. Harris, eight years and $219,275; and Mr. Wackenhuth, 22 years and $187,853. In calculating credited years of service, years of service with Household International, Inc. prior to the spin-off of the Company have been taken into account.

Executive Compensation (Including Termination of Employment) Agreements

      Mr. Arbuckle entered into an agreement with the Company in 1991 that provides for certain continued in the event of (i) termination of Mr. Arbuckle's employment by the Company prior to age

65 for any reason other than willful and deliberate misconduct or disability for a specified period that prevents him from reasonably performing his duties or
(ii) resignation of employment prior to age 65 by reason of reassignment to a lesser rank or status, reduction of salary benefits or target bonus, or reassignment to a geographic area more than 50 miles from his residence as of the date the agreement was executed.

      In the event Mr. Arbuckle's employment is terminated or he resigns for any such reason described above, he will be entitled for 18 months thereafter to (i) continued salary, (ii) continued targeted bonuses (prorated for such 18-month period) and (iii) continuation of pension accrual, savings plan contributions, deferred compensation (if any) and medical and life insurance benefits or, in each case under (iii), the economic equivalent thereof. Benefit plan accruals under (iii) that would be payable on a deferred basis were he to continue in employment, may be deferred or payable in an actuarially equivalent lump sum at the end of the 18-month period.

      Messrs. Harris and Wackenhuth each entered into an agreement with the Company in 1991, identical to Mr. Arbuckle's agreement, except that (i) the continuation of compensation provisions will apply if the officer's employment is terminated or he resigns (for the same reasons set forth in Mr. Arbuckle's agreement) prior to the termination of the agreement (rather than at any time prior to age 65) and (ii) the period of continued compensation will be 12 months (rather than 18 months). The agreements with Messrs. Harris and Wackenhuth were originally scheduled to terminate on May 1, 1995. The term of each of the agreements is, however, renewed automatically for successive one-year periods unless the Company notifies the officer at least 90 days prior to the scheduled termination date of the agreement (as originally fixed or as extended) of the Company's election not to extend the agreement beyond such date. The term of each of the agreements has been extended for at least an additional one-year period.

      Mr. Thomason entered into an agreement with the Company in 1990, which essentially requires continuation of compensation and benefits until the May 30, 1995, termination of that agreement. Mr. Thomason also entered into an agreement with the Company in 1991 with terms that are substantially the same as those contained in the agreements with Messrs. Harris and Wackenhuth. However, in the event of a qualifying employment termination, Mr. Thomason will receive the greater of the following amounts: (i) his benefits under a 1990 employment agreement (which essentially requires continuation of compensation and benefits until the May 30, 1995 termination date of that agreement); or (ii) his benefits under the 1991 agreement (which requires continuation of compensation and benefits for 12 months following employment termination). Mr. Thomason's 1991 agreement was scheduled to terminate on May 1, 1995, but has been extended for at least an additional one-year period.


      Mr. Lehnerer entered into an agreement with the Company in 1993 with terms that are substantially the same as those contained in the agreements with the 1991 contracts of Messrs. Harris, Wackenhuth and Thomason, with one exception. The terms of the agreement have no expiration date.

      The Company's obligations under the employment agreements with Messrs. Arbuckle, Harris, Lehnerer, Thomason and Wackenhuth and two other officers of the Company are partially secured by a cash-collateralized letter of credit in the amount of $2,500,000.

      Mr. Edward W. Fordyce, Jr. served as Vice President-General Counsel and Secretary of the Company his resignation on October 6, 1994. Under the terms of a severance agreement with the Company, Mr. Fordyce will receive severance benefits through September 1995. The aggregate cash compensation received by Mr. Fordyce during fiscal 1994 was $223,297.

Change-in-Control Agreements

      The Company has entered into agreements with Messrs. Lehnerer, Harris, Thomason and Wackenhuth and two other officers of the Company, providing severance benefits in the event their employment is terminated within two years following a change-in-control of the Company.

      Under these agreements, a change-in-control is defined as the occurrence of any one of the following: (i) the acquisition by a person or entity of shares of stock of the Company representing 25 percent or more of the combined voting power of the stock of the Company; (ii) a change in the majority of the Board of Directors; or (iii) shareholder approval of a liquidation of the Company, a sale or disposition of all or substantially all of the Company's assets or a merger, consolidation or reorganization of the Company.

      If the employment of an officer who is a party to a change-in-control agreement is terminated by the Company other than for "cause" within two years following a change-in-control, or if such an officer voluntarily terminates his or her employment within such time period for "good reason", then the officer will be entitled to the following severance benefits: (i) two times the officer's highest annual base salary while employed by the Company; (ii) two times the greater of (a) the officer's average annual bonus over the preceding three years or (b) the officer's target bonus for the year in which the change-in-control occurs; (iii) the officer's unpaid base salary and accrued vacation pay through the date of employment termination; and (iv) two years of continued coverage under welfare benefit plans, pension plans and profit sharing plans (however, in the event an officer receives substantially similar benefits from a subsequent employer, the coverage under the officer's change-in-control agreement will be discontinued).

      Mr. Arbuckle also has entered into a change-in-control agreement with terms similar to those summarized above. However, in addition to the methods of termination entitling officers to payment under the agreements described above, Mr. Arbuckle's severance benefits also will be payable upon any voluntary termination of his employment within the two-year period following a change-in-control. Mr. Arbuckle's severance benefits will consist of the following: (i) three times his highest annual base salary while employed by the Company; (ii) three times the greater of (a) his average annual bonus over the preceding three years or (b) his target bonus for the year in which the change-in-control occurs; (iii) his unpaid base salary and accrued vacation pay through the date of employment termination; and (iv) three years of continued coverage under welfare benefit plans, pension plans, and profit sharing plans (however, in the event Mr. Arbuckle receives substantially similar benefits from a subsequent employer, the continued coverage under his change-in-control agreement will be discontinued).

      Upon a change in control of the Company, all outstanding awards granted under the Company's Long-Term Executive Incentive Compensation Plan and 1991 Long-Term Performance Plan shall become fully vested, exercisable and/or payable.

Repricing of Options

      In 1994, the Company did not adjust or amend the exercise price of stock options or SARs previously granted to any of the named executive officers.

Compensation Committee Interlocks and Insider Participation

      Frank J. Morgan, who served on the Compensation Committee in 1994, served in a salaried executive office as Chairman of the Board in 1992. In 1993, the position of Chairman of the Board became a non-employee position.

Performance Graph

      The following graph sets forth the cumulative total shareholder return for the Common Stock, the New York Stock Exchange Market Index and a Competitor Group Index for the years indicated as prescribed by SEC rules.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN (1)
         AMONG ELJER INDUSTRIES, INC., NYSE MARKET INDEX AND COMPETITOR
                                 GROUP INDEX(2)









                                [PERFORMANCE GRAPH]










                         1990      1991       1992        1993       1994
                        -----     ------     ------      ------     ------
Company ...........     37.70      34.40      47.62       35.06      30.43
NYSE Market .......     95.92     124.12     129.96      147.56     144.69
Competitor Group...     67.34      94.71     127.19      160.08     111.90
- ------------
(1) Total return assuming reinvestment of dividends. Assumes $100 invested on January 1, 1990, in the Common Stock, the NYSE Market Index and a Company constructed competitor group index.

(2) The Company constructed competitor group consists of the following companies: Hughes Supply, Inc., Manville Corporation, Masco Corporation, Morgan Products Ltd., Noland Company, Nortek, Inc., Owens-Corning Fiberglass Corporation, Ply Gem Industries, Inc. and Waxman Industries, Inc. Total return calculations were weighted according to the respective company's market capitalization.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT


        Section 16(a) of the Exchange Act requires directors and officers of the Company and persons who own more than 10 percent of the Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock. Directors, officers and more than 10 percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the year ended January 1, 1995, all filings applicable to its directors, officers and more than 10 percent beneficial owners were in compliance with Section 16(a) filing requirements.

                NOTICE PROVISIONS FOR SHAREHOLDER PROPOSALS AND
                      SHAREHOLDER NOMINATIONS OF DIRECTORS

        The Company's by-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Board of Directors of the Company, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of shareholders of the Company.

        The by-laws provide that only persons who are nominated by or at the direction of the Board of Directors or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected will be eligible for election as directors of the Company. The by-laws provide further that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by or at the direction of the Board of Directors or by a shareholder who has given timely prior written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, any notice regarding director nominations or other items of business to be considered at the meeting must be received by the Company not less than 30 days prior to the meeting (or if fewer than 40 days' notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which such notice was mailed or such public disclosure was made).

        Notice to the Company from a shareholder who proposes to nominate a person at an annual meeting for election as a director must contain certain information about that person, including age, business and residence addresses, principal occupation, the class and number of shares of Company stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee. Furthermore, certain information must be provided about the shareholder making the nomination. The Company may require any person nominated by the Board of Directors to furnish the information that would be required to be set forth in a shareholder's notice of nomination with respect to such nominee.

        Under the by-laws, notice relating to the conduct of business other than the nomination of directors at an annual meeting must contain certain information about such business and about the shareholder who proposes to bring the business before the meeting, including a brief description of the business the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, the class and number of shares of Company stock beneficially owned by such shareholder and any material interest of such shareholder in the business so proposed.

        If the Chairman of the Board of Directors or other officer presiding at a meeting of shareholders of the Company determines that a person was not nominated in accordance with the by-laws, such person will not be eligible for election as a director, or if the Chairman or other presiding officer determines that the business was not properly brought before such meeting in accordance with the by-laws, such business will not be conducted at meeting. Nothing in the by-laws will preclude discussion by any shareholder of any nomination or business properly made or brought before the annual meeting in accordance with the above-mentioned procedures.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

        Based upon the recommendation of the Audit Committee, the Company's Board of Directors has voted to appoint, subject to ratification by the Company's shareholders, Arthur Andersen LLP as the firm of independent certified public accountants to audit the financial statements of the Company and its subsidiaries for 1995. Although it is not required to do so, the Board is submitting the selection of auditors for ratification in order to obtain shareholders' approval of this appointment. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting and entitled to vote is required to ratify the selection of auditors. If the selection is not ratified, the Board of Directors will reconsider the appointment. A representative of Arthur Andersen LLP will be present at the annual meeting with the opportunity to make a statement to shareholders if he or she so desires and to respond to appropriate questions from shareholders.

                                 OTHER BUSINESS

        The management of the Company knows of no business other than that stated in this Proxy Statement which will be presented for action at the 1995 Annual Meeting. If however, other business should properly come before the meeting, the persons designated in the enclosed proxy will vote or refrain from voting in respect thereof in accordance with their best judgment.

    THE COMPANY WILL PROVIDE WITHOUT COST TO ANY OF ITS SHAREHOLDERS A COPY
OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS MOST RECENT FISCAL YEAR WHICH THE COMPANY IS REQUIRED TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR THE REPORT SHOULD BE DIRECTED TO ELJER INDUSTRIES, INC., 17120 DALLAS PARKWAY, DALLAS, TEXAS 75248, ATTENTION: GEORGE
W. HANTHORN, VICE PRESIDENT - GENERAL COUNSEL AND SECRETARY.

                      1996 ANNUAL MEETING OF SHAREHOLDERS

        Proposals from shareholders to be presented at the 1996 Annual Meeting of Shareholders of the Company must be received by the Company on or before January 5, 1996 in order to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting.


                                                  ELJER INDUSTRIES, INC.

                                                     Scott G. Arbuckle
                                                       President and
                                                  Chief Executive Officer
Dallas, Texas
May 5, 1995

PROXY                                                                     PROXY
                                 [COMPANY LOGO]
                              17120 Dallas Parkway
                              Dallas, Texas 75248

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Frank J. Morgan, Scott G. Arbuckle, and John H. Deininger, and each or any of them, as Proxies, with power of substitution to each, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Eljer Industries, Inc. held of record by the undersigned on a April 28, 1995, at the Annual Meeting of Stockholders to be held on June 20, 1995, or any postponement or adjournment thereof.

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.
                  (Continued and to be signed on reverse side)

                                ELJER INDUSTRIES
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.[DARK SLASH
                                     MARK]
                                                                       FOR ALL
1.  ELECTION OF DIRECTORS --                             FOR  WITHHELD  EXCEPT
     Scott G. Arbuckle, Walter C. Minnick and            [ ]     [ ]      [ ]
     Paul E. Price

2.  RATIFICATION OF THE APPOINTMENT OF
    ARTHUR ANDERSEN LLP as the independent               FOR  AGAINST  ABSTAIN
    auditors of the Company for the fiscal year          [ ]     [ ]      [ ]
    ending December 31, 1995.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.




This proxy will be voted as you direct above. In the absence of such direction, it will be voted FOR the Nominee listed above and FOR ratification of the appointment of Arthur Andersen LLP.
                Dated:____________________________________, 1995

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
Please sign above exactly as your name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer. Executors, administrators, trustees, etc., should so indicate when signing.